Exhibit 5.1

SHUMAKER, LOOP & KENDRICK, LLP

ATTORNEYS AT LAW

BANK OF AMERICA PLAZA, SUITE 2800

101 EAST KENNEDY BOULEVARD

TAMPA, FLORIDA 33602

(813) 229-7600

FAX (813) 229-1660

MAILING ADDRESS:

POST OFFICE BOX 172609

TAMPA, FLORIDA 33672-0609

December 19, 2006

Oragenics, Inc.

12085 Research Drive

Alachua, Florida 32615

Re:	Form SB-2 Registration Statement

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Oragenics, Inc., a Florida corporation (the “Company”) of a Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), covering the offering for sale by Fusion Capital Fund II, LLC of up to 4,109,689 shares of common stock, par value $.001 per share (the “Securities”), comprised of 315,421 shares (the “Issued Shares”) of common stock which are issued and outstanding and 3,794,268 shares (the “Purchase Shares”) of common stock issuable pursuant to the Common Stock Purchase Agreement, dated as of May 23, 2005 by and between you and Fusion Capital Fund II, LLC (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, the Purchase Agreement, and Registration Statement and related prospectus originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and in reliance thereon subject to the further assumptions and qualifications set forth below, we are of the opinion that (i) Issued Shares are validly issued, fully paid and non-assessable, (ii) the Purchase Shares, when issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Business Corporation Act of the State of Florida

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP